BLUEFLY, INC.
                               42 West 39th Street
                            New York, New York 10018

                                   ----------

                                 PROXY STATEMENT

        This Proxy Statement is furnished in connection with the solicitation by the board of directors (the "Board of Directors") of Bluefly, Inc., a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of stockholders of the Company to be held at 5:30 p.m., local time, on July 29, 2004, at the Company's offices at 42 West 39th Street, 9th Floor, New York, New York, and at any adjournment thereof. The purposes of the meeting are:

    1. To elect six directors of the Company to hold office until the next annual meeting of stockholders;

    2. To approve amendments (the "Plan Amendments") to the Bluefly, Inc. 1997 Stock Option Plan, as amended (the "Plan"), which would (a) increase the aggregate number of shares of Common Stock that may be the subject of options granted pursuant to the Plan from 12,200,000 shares to 14,200,000 shares and (b) increase the aggregate number of shares of Common Stock that may be the subject of options granted pursuant to the Plan to a participant in a fiscal year from 1,000,000 to 2,000,000;

    3. To approve the conversion provisions of certain convertible promissory notes issued to the Company's majority stockholders (the "Note Conversion Provisions"); and

    4.  To transact such other business as may properly come before the meeting.

        If proxy cards in the accompanying form are properly executed and returned, the shares of Common Stock, shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), shares of the Company's Series B Convertible Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), shares of the Company's Series C Convertible Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), shares of the Company's Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), and shares of the Company's Series E Preferred Stock, par value $.01 per share (the "Series E Preferred Stock," and, together with the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the "Voting Stock"), represented thereby will be voted as instructed on the proxy. If no instructions are given, such shares will be voted (i) for the election as directors of the nominees of the Board of Directors named below;
(ii) for the approval of the Plan Amendments; (iii) for the approval of the Note Conversion Provisions; and (iv) in the discretion of the proxies named in the proxy card on any other proposals to properly come before the meeting or any adjournment thereof. Any proxy may be revoked by a stockholder of record prior to its exercise upon written notice to the Chief Executive Officer of the Company, or by the vote of such stockholder cast in person at the meeting. The approximate date of mailing of this Proxy Statement and accompanying form of proxy is June 30, 2004.

                                     VOTING

        Holders of record Voting Stock as of the close of business on June 22, 2004 (the "Record Date") will be entitled to vote at the meeting or any adjournment thereof. Each share of Common Stock entitles the holder thereof to one vote on all matters to come before the stockholders at the meeting, except the election of two members of the Board of Directors, one of whom was elected by the holders of Series A Preferred Stock voting separately as a class (the "Series A Preferred Designee"), and one of whom was elected by the holders of Series B Preferred Stock voting separately as a class (the "Series B Preferred Designee" and, together with the Series A Preferred Designee, the "Preferred Designees"). The Series A Preferred Designee was elected by vote of the holders of Series A Preferred Stock in August 2002 and the Series B Preferred Designee was elected by the holders of the Series B Preferred Stock in August 2002. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock (rounded up to the nearest whole number) into which such share is convertible as of the Record Date. As of the Record Date: (a) each share of Series A Preferred Stock was convertible into approximately 8.6 shares of Common Stock, and therefore, entitles the holder thereof to nine votes on all matters to come before the meeting; (b) each share of Series B Preferred Stock was convertible into approximately 3.1 shares of Common Stock and, therefore, entitles the holder thereof to four votes on all matters to come before the meeting; and (c) each share of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock was convertible into approximately 1,315.79 shares of Common Stock and, therefore, entitles the holder thereof to 1,316 votes on all matters to come before the meeting. None of the Voting Stock is entitled to cumulative voting.

        Holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum for the transaction of business. As of the Record Date, there were 14,583,215 shares of Common Stock outstanding, each entitled to one vote, 460,000 shares of Series A Preferred Stock outstanding, each entitled to nine votes, 8,889,414 shares of Series B Preferred Stock, each entitled to four votes, 1,000 shares of Series C Preferred Stock, each entitled to 1,316 votes, 7,136.548 shares of Series D Preferred Stock, each entitled to 1,316 votes and 1,000 shares of Series E Preferred Stock, each entitled to 1,316 votes. The total number of votes entitled to be cast at the meeting is, therefore, 66,304,568. Abstentions and so-called "broker non-votes" (instances in which brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

        The favorable vote of a majority of the votes cast by holders of shares of Voting Stock, present in person or represented by proxy at the meeting, voting together as a class, is necessary to approve the Plan Amendments and the Note Conversion Provisions; and the favorable vote of a plurality of the votes cast by holders of shares of Voting Stock, present in person or represented by proxy at the meeting, voting together as a class, is necessary to elect the nominees for the directors of the Company. Abstentions and broker non-votes will not be counted as votes cast with respect to, and therefore will have no effect on, the election of directors and the approval of the Plan Amendments and the Note Conversion Provisions. The Board of Directors recommends a vote FOR each of the proposals set forth above.

                          ITEM 1. ELECTION OF DIRECTORS

        Six directors are to be elected at the meeting to serve until the next annual meeting of stockholders. The Board of Directors has recommended the persons named in the table below as nominees for election as directors. All such persons are presently directors of the Company. Unless otherwise specified in the accompanying proxy, the shares voted pursuant to it will be voted for the persons named below as nominees for election as directors. If, for any reason, at the time of the election, any of the nominees should be unable or unwilling to accept election, such proxy will be voted for the election, in such nominee's place, of a substitute nominee recommended by the Board of Directors. However, the Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director.

        The following information is supplied with respect to the nominees for election as directors of the Company and the Preferred Designees:

                   NOMINEES FOR DIRECTOR; PREFERRED DESIGNEES

                                                                DIRECTOR OF THE
        NAME OF DIRECTOR                                AGE      COMPANY SINCE
        --------------------------                      ---     ----------------
        E. Kenneth Seiff                                 40     1991 to present

        Melissa Payner-Gregor                            45     2003 to present

        Josephine Esquivel                               48     2001 to present

        Alan Kane                                        62     2002 to present

        Martin Miller                                    73     1991 to present

        Robert G. Stevens                                50     1996 to present

        Neal Moszkowski (Series A Preferred Designee)    38     1999 to present

        David Wassong (Series B Preferred Designee)      33     2000 to present

E. Kenneth Seiff, the Company's founder, has served as its Chairman of the Board, Chief Executive Officer and Treasurer since its inception in April 1991. He also served as the President of the Company from October 1996 to September 2003.

Melissa Payner-Gregor has served as the Company's President since September 2003. From December 2000 to March 2003, Ms. Payner-Gregor served as CEO and President of Spiegel Catalog. She was also a board member of The Spiegel Group, Inc. ("Spiegel") from December 2000 to March 2003. From 1997 to 2000, Ms. Payner-Gregor was the Senior Vice President of Merchandising and Advertising of Spiegel. Spiegel filed a plan of reorganization under Chapter 11 of the Federal Bankruptcy code in March 2003. From 1995 to 1997, Ms. Payner-Gregor was President and a board member of Chico FAS, Inc. Ms. Payner-Gregor has also held senior executive positions with Guess?, Inc., Pastille (a Division of Neiman Marcus) and Henri Bendel.

Josephine Esquivel has served as a director since June 2001. Ms. Esquivel was a senior apparel, textiles, footwear and luxury goods equity analyst with Morgan Stanley Dean Witter from February 1995 until April 2001. From June 1987 to February 1995, Ms. Esquivel was a Senior Vice President at Lehman Brothers, and from August 1983 to June 1987, she was a Business Manager for the textile Company J.P. Stevens & Co.

Alan Kane has served as a director since August 2002. Since September 1997, Mr. Kane has been the professor of retailing at the Columbia University Graduate School of Business. Before joining the Columbia Business School, Mr. Kane spent 28 years in the retailing industry. His experience in the retailing industry includes the following: President and Chief Executive Officer of Grossman's Eastern Division, a building materials retailer, from 1993 to 1994, President and Chief Executive Officer of Pergament Home Centers, a home center retailer, from 1991 to 1993, Private Consultant in the retailing industry from 1987 to 1991, and President and Chief Executive Officer of Hahne & Company, a department store chain and division of May Company, from 1979 to 1987. He has also served as a member of the Board of Directors of Circuit City Stores, Inc., an electronics retailer, since 2003.

Martin Miller has served as a director since July 1991. Since July 1999, Mr. Miller has served as the President of The Terbell Group, Inc., a consulting company. From October 1997 to April 2003, Mr. Miller was a partner in the Belvedere Fund, L.P., a fund of hedge funds.

Robert G. Stevens has served as a director of the Company since December 1996. From December 1999 to May 2002, Mr. Stevens also served as an Executive Vice President of the Company. Since May 2002, Mr. Stevens has been the President of Growth Insight, Inc. ("Growth Insight"), a consulting firm that specializes in developing growth strategies. From December 1994 to December 1999, Mr. Stevens was a Vice President of Mercer Management Consulting, Inc. ("Mercer"), a management consulting firm. From November 1992 to December 1994, Mr. Stevens was a Principal at Mercer. Since May 2003, Mr. Stevens has served on the Board of Directors of Axsys Technologies, Inc., a manufacturer of precision motors, optical components and machines used in medical imaging and aerospace.

Neal Moszkowski has served as a director since August 1999 and is the Series A Designee. Mr. Moszkowski is managing director of the Soros Private Equity division of Soros Fund Management LLC ("Soros Private Equity"), where he has been since August 1998. Prior to joining Soros Private Equity, Mr. Moszkowski was an Executive Director of Goldman Sachs International and a Vice President of Goldman, Sachs & Co., an investment banking firm, in its Principal Investment Area. He joined Goldman, Sachs & Co. in August 1993. Mr. Moszkowski is also a Director of Integra Life Sciences Holdings, Inc., a medical products company, and Jet Blue Airways Corporation, a low fare airline.

David Wassong has served as a director since February 2001 and is the Series B Preferred Designee. Mr. Wassong is a managing director of Soros Private Equity, where he has been since June 1998. Prior to joining Soros Private Equity, from July 1997 to June 1998, Mr. Wassong was Vice President, and previously Associate, at Lauder Gaspar Ventures, LLC, a media, entertainment and telecommunications-focused venture capital fund.

                              CORPORATE GOVERNANCE

        The Board of Directors reviewed the independence of each of the Company's directors in February 2004 on the basis of the standards adopted by Nasdaq. In this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the Nasdaq rules. As a result of this review, the Board of Directors affirmatively determined that Messrs. Miller and Kane and Ms. Esquivel are each "independent directors" within the meaning of the Nasdaq rules. Because Soros owns a majority of the voting power of the Company's capital stock, the Board determined that it was appropriate for the Company to rely upon the "Controlled Company" exemption provided by Nasdaq rules. Accordingly, Nasdaq rules do not require that a majority of the Company's Board of Directors be independent, and, similarly, do not require that all of the members of the Nominating Committee (as defined below) be independent.

        During the fiscal year ended December 31, 2003, the Board of Directors met, or acted by unanimous written consent, on twelve occasions. Each of the directors attended 75% or more of the aggregate number of meetings of the Board of Directors and committee(s) on which he or she served during the 2003 fiscal year. The Company does not have a policy with regard to the attendance by directors at the Company's annual meeting of stockholders. Mr. Seiff attended last year's annual meeting of stockholders.

        So long as at least 60% of the shares of Series A Preferred Stock issued and outstanding as of August 26, 1999 remain issued and outstanding, the Series A Preferred Designee is entitled to seven votes on any matter to come before the Board of Directors. So long as 60% of the Series B Preferred Stock issued and outstanding as of February 5, 2001 remains issued and outstanding, the Series B Preferred Designee is entitled to seven votes on any matter to come before the Board of Directors. As of the date of this Proxy Statement, such minimum amounts of Series A Preferred Stock and Series B Preferred Stock remain issued and outstanding and, therefore, the Preferred Designees are entitled to cast 14 out of 20 votes to be cast by Board of Directors on any matter to come before the Board of Directors.

        The Board of Directors has established an Audit Committee ("Audit Committee") in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Audit Committee is comprised of Martin Miller, Josephine Esquivel and Alan Kane. The Audit Committee is responsible for the appointment of the Company's outside accountants, examining the results of audits, reviewing internal accounting controls and reviewing related party transactions. The duties of the Audit Committee are fully set forth in the charter adopted by that committee, a copy of which was filed as an annex to the Company's proxy statement for its 2003 annual meeting. The Board has determined that Ms. Esquivel and Mr. Kane are each "audit committee financial experts" within the meaning of the Securities and Exchange Commission's rules and that each member of the Audit Committee is "independent," as that term is used in Item 7(d)(3)(iv) of Schedule 14A promulgated under the Exchange Act. During the fiscal year ended December 31, 2003, the Audit Committee, met, or acted by unanimous written consent, on six occasions. The information contained in this paragraph (other than the first sentence hereof) shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

        The Board of Directors also has established an Option Plan/Compensation Committee ("Option Plan/Compensation Committee") consisting of Neal Moszkowski and Martin Miller. The Option Plan/Compensation Committee administers the Company's 1997 and 2000 Stock Option Plans, establishes the compensation levels for executive officers and key personnel and oversees the Company's bonus plans. During the fiscal year ended December 31, 2003, the Option Plan/Compensation Committee, met, or acted by unanimous written consent, on twelve occasions.

        In June 2004, the Board of Directors established a Nominating and Governance Committee ("Nominating Committee"), consisting of Alan Kane and David Wassong. Mr. Kane is an independent director under Nasdaq rules. While Mr. Wassong is not an independent director under Nasdaq rules, he is permitted to sit on the Nominating Committee pursuant to the "Controlled Company" exemption discussed above. The purposes of the Nominating Committee are to assist the Board of Directors by identifying individuals qualified to become directors, and setting criteria for, and evaluating, candidates for director nominees, and to recommend to the Board of Directors the director nominees for election at the annual meetings of stockholders or for appointments to fill vacancies; recommend to the Board of Directors nominees for each committee of the Board; advise the Board of

Directors about appropriate composition of the Board and its committees; advise the Board of Directors about and recommend to the Board of Directors appropriate corporate governance practices and to assist the Board of Directors in implementing those practices; lead the Board of Directors in its annual review of the performance of the Board and its committees; and perform such other functions as the Board of Directors may assign to it from time to time. The duties of the Nominating Committee are fully set forth in the charter adopted by that committee, a copy of which is included as an annex to this proxy statement. Because the Nominating Committee was established in 2004, no meetings of the committee were held in 2003.

        The Nominating Committee will consider many factors when evaluating candidates for the nomination to the Board of Directors, with the goal of fostering a Board of Directors comprised of directors with a variety of experience and backgrounds. Important factors that will be considered as part of the Nominating Committee's evaluation include (without limitation) diversity, skill, specialized expertise, experience, business acumen, understanding of strategy and policy-setting. Depending upon the Company's then-current needs, certain factors may be weighed more or less heavily. In considering candidates for the Board of Directors, the Nominating Committee will consider the entirety of each candidate's credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity and sufficient time to devote to Company matters.

        The Nominating Committee will consider persons recommended by stockholders as candidates for nomination as a director. Recommendations should be submitted to the Secretary of the Company. Each recommendation should include a personal biography of the suggested candidate, an indication of the background or experience that qualifies such person for consideration, and a statement that such person has agreed to serve if nominated and elected. Stockholders who wish to nominate a person for election to the Board of Directors themselves, rather than recommending a candidate to the Nominating Committee for potential nomination by the Board of Directors, must comply with applicable law.

        Communication by stockholders may be made to any or all of the members of the Board of Directors by writing directly to them c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018. No inquiry addressed to a director will be screened by the Company, unless it is believed to pose a security risk. Assuming that no security risk is posed, the communication will be forwarded directly to the director to whom it was addressed.

        The Company has adopted a Code of Ethics applicable to all directors, officers and employees, which meets the requirements of a "code of ethics" as defined in Item 406 of Regulation S-K, and maintains procedures for the confidential, anonymous submission by employees of complaints regarding the Company's accounting, internal accounting controls, auditing matters and other issues. A copy of the Company's code of ethics is available on the Company's Web site at www.bluefly.com/codeofethics. Any amendment to or waiver of a provision of the code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions and relates to elements of the code specified in the rules of the Securities and Exchange Commission will be posted on the Web site.

             REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The Audit Committee met and held discussions with management and PricewaterhouseCoopers LLP ("PwC"). The Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal 2003 with management and has discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees."

        The Company's independent public accountants also provided to the Audit Committee certain written communications and the letter required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee also discussed with the independent public accountants their independence from the Company.

        Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board that the Company's audited consolidated financial statements for fiscal 2003 be included in the Company's Annual Report on Form 10-K for fiscal 2003 filed with the Securities and Exchange Commission.

                                        AUDIT COMMITTEE

                                        ALAN KANE
                                        MARTIN MILLER
                                        JOSEPHINE ESQUIVEL

                                 SHARE OWNERSHIP

COMMON STOCK

        The following table sets forth certain information with respect to the beneficial ownership of the Common Stock of the Company as of the Record Date, for (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) the Named Executives (as defined below) and (iv) all directors and executive officers as a group.

                                                                           NUMBER OF SHARES
     NAME /(1)/                                                           BENEFICIALLY OWNED        PERCENTAGE /(2)/
     ----------------------------------                               -------------------------    ------------------
     E. Kenneth Seiff                                                     2,589,324/(3)//(4)/            15.22%
     Josephine Esquivel                                                      11,250/(5)/                    *
     Alan Kane                                                                7,500/(6)/                    *
     Martin Miller                                                           31,250/(7)//(8)/               *
     Neal Moszkowski /(9)/                                                   18,750/(10)/                   *
     Melissa Payner-Gregor                                                  344,444/(11)/                 2.31%
     David Wassong /(9)/                                                     11,250/(12)/                   *
     Robert G. Stevens                                                      224,939/(13)/                 1.52%
     Patrick C. Barry                                                     1,295,745/(14)/                 8.16%
     Jonathan B. Morris /(19)/                                                  100                         *
     SFM Domestic Investments LLC                                         1,576,833/(15)/                 9.87%
     Quantum Industrial Partners LDC                                     48,188,318/(16)/                83.83%
     George Soros                                                        49,765,151/(17)/                84.51%
     All directors and executive officers as a group (9 persons)          4,534,552/(18)/                23.96%

----------
   *Less than 1%.

(1) Except as otherwise indicated, the address of each of the individuals listed is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
(3)     Includes 3,000 shares of Common Stock held by Nicole Seiff, the wife of
        E. Kenneth Seiff, as to which Mr. Seiff disclaims beneficial ownership.
(4) Includes 2,434,167 shares of Common Stock issuable upon exercise of options granted under the Plan.
(5) Includes 11,250 shares of Common Stock issuable upon exercise of options granted under the Plan.
(6) Includes 7,500 shares of Common Stock issuable upon exercise of options granted under the Plan.
(7) Includes 28,250 shares of Common Stock issuable upon exercise of options granted under the Plan.
(8) Includes 3,000 shares of Common Stock held by Madge Miller, the wife of Martin Miller, as to which Mr. Miller disclaims beneficial ownership.
(9) Messrs. Moszkowski's and Wassong's address is c/o Soros Fund Management LLC, 888 Seventh Avenue, 28th floor, New York, New York 10106. Messrs. Moszkowski and Wassong are the designees of the holders of the Series A and B Preferred Stock, respectively. Messrs. Moszkowski and Wassong disclaim beneficial ownership of the shares of Common Stock beneficially owned by George Soros, SFMDI and QIP (as defined in notes (18) and (19) below) and none of such shares are included in the table above as being beneficially owned by them.
(10) Includes 8,750 shares of Common Stock issuable upon exercise of options granted under the Plan.
(11) Includes 344,444 shares of Common Stock issuable upon exercise of options granted under the Plan.

(12) Includes 11,250 shares of Common Stock issuable upon exercise of options granted under the Plan.
(13) Includes 192,000 shares of Common Stock issuable upon exercise of options granted under the Plan.
(14) Includes 1,290,745 shares of Common Stock issuable upon exercise of options granted under the Plan.
(15) Represents: 124,700 shares of Common Stock issuable upon conversion of 14,590 shares of Series A Preferred Stock; 866,942 shares of Common Stock issuable upon conversion of 281,571 shares of Series B Preferred Stock; 41,710 shares of Common Stock issuable upon conversion of 31.7 shares of Series C Preferred Stock; 297,669 shares of Common Stock issuable upon conversion of 226.229 shares of Series D Preferred Stock; 41,710 shares of Common Stock issuable upon conversion of 31.7 shares of Series E Preferred Stock; 172,995 shares of Common Stock; 31,107 shares of Common Stock issuable upon exercise of warrants (collectively, the "SFMDI Shares") held in the name of SFM Domestic Investments LLC ("SFMDI"). SFMDI is a Delaware limited liability company. As sole managing member of SFMDI, George Soros ("Mr. Soros") may also be deemed the beneficial owner of the SFMDI Shares. The principal address of SFMDI is at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. The foregoing information was derived, in part, from certain publicly available reports, statements and schedules filed with the Commission.
(16) Represents: 3,806,923 shares of Common Stock issuable upon conversion of 445,410 shares Series A Preferred Stock; 26,503,095 shares of Common Stock issuable upon conversion of 8,607,843 shares of Series B Preferred Stock; 1,274,078 shares of Common Stock issuable upon conversion of
        968.3 shares of Series C Preferred Stock; 9,092,525 shares of Common Stock issuable upon conversion of 6,910.319 shares of Series D Preferred Stock; 1,274,078 shares of Common Stock issuable upon conversion of
        968.3 shares of Series E Preferred Stock; 5,287,082 shares of Common Stock; 950,537 shares of Common Stock issuable upon exercise of warrants (collectively, the "QIP Shares") held in the name of Quantum Industrial Partners LDC ("QIP"). QIP is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC, a Delaware limited liability company ("QIH Management"). Soros Fund Management LLC, a Delaware limited liability company ("SFM"), is the sole managing member of QIH Management. George Soros is the Chairman of SFM and, in such capacity, may be deemed to have voting and dispositive power over securities held for the account of QIP. Accordingly, each of QIP, QIHMI, QIH Management, SFM LLC and Mr. Soros may be deemed to be the beneficial owners of the QIP Shares. Each of QIHMI, QIH Management, SFM, LLC and Mr. Soros has its or his principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. QIP's principal address is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The foregoing information was derived, in part, from certain publicly available reports, statements and schedules filed with the Commission.
(17)    See (15) and (16) above.
(18) Includes 4,338,356 shares of Common Stock issuable upon exercise of options granted under the Plan.
(19)    Mr. Morris resigned as an executive officer of the Company in November
        2003.

SERIES A PREFERRED STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Series A Preferred Stock of the Company as of the Record Date, for (i) each person who is known by the Company to own beneficially more than 5% of the Series A Preferred Stock of the Company, (ii) each of the Company's directors, (iii) the Named Executives, and (iv) all directors and executive officers as a group.

                                                                    NUMBER OF SHARES
NAME /(1)/                                                          BENEFICIALLY OWNED     PERCENTAGE /(2)/
--------------------------------------                             --------------------   ------------------
E. Kenneth Seiff                                                                -                  -
Josephine Esquivel                                                              -                  -
Alan Kane                                                                       -                  -
Martin Miller                                                                   -                  -
Neal Moszkowski /(3)/                                                           -                  -
David Wassong /(3)/                                                             -                  -
Robert G. Stevens                                                               -                  -
Patrick C. Barry                                                                -                  -
Jonathan B. Morris /(6)/                                                        -                  -
Melissa Payner-Gregor                                                           -                  -
Quantum Industrial Partners LDC                                           445,410/(4)/            96.8%
George Soros                                                              460,000/(5)/           100.0%
All directors and executive officers as a group (9 persons)                     -                  -

----------
   *Less than 1%.

(1) Except as otherwise indicated, the address of each of the individuals listed is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
(3) Messrs. Moszkowski's and Wassong's address is c/o Soros Fund Management LLC, 888 Seventh Avenue, 28th Floor, New York, New York 10106. Messrs. Moszkowski and Wassong are the designees of the holders of the Series A and B Preferred Stock. Messrs. Moszkowski and Wassong disclaim beneficial ownership of the Series A Preferred Stock beneficially owned by George Soros and QIP and none of such shares are included in the table above as being beneficially owned by them.
(4) Represents the shares of Series A Preferred Stock held in the name of QIP (the "QIP A Shares"). QIP is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC, a Delaware limited liability company ("QIH Management"). Soros Fund Management LLC, a Delaware limited liability company ("SFM"), is the sole managing member of QIH Management. George Soros is the Chairman of SFM and, in such capacity, may be deemed to have voting and dispositive power over securities held for the account of QIP QIP is a Cayman Islands limited duration company with its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. QIHMI is a minority shareholder of QIP and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management. Mr. Soros, the sole shareholder of QIH Management, has entered into an agreement with SFM LLC, pursuant to which Mr. Soros has agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC. Mr. Soros, as Chairman of SFM LLC, may be deemed to have sole voting power and sole investment power with respect to the QIP A Shares. Accordingly, each of QIHMI, QIH Management, SFM LLC and Mr. Soros may be deemed to be beneficial owners of the QIP Shares. Each has their principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.

        The foregoing information was derived, in part, from certain publicly available reports, statements and schedules filed with the Commission.
(5) Represents both (i) 14,590 shares of Series A Preferred Stock held in the name of SFMDI (the "SFMDI A Shares") and (ii) the QIP A Shares referenced in Note 4 above. As sole managing member of SFMDI, Mr. Soros also may be deemed the beneficial owner of the SFMDI A Shares. The principal office of SFMDI is at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(6)     Mr. Morris resigned as an executive officer of the Company in November
        2003.

SERIES B PREFERRED STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Series B Preferred Stock of the Company as of the Record Date, for (i) each person who is known by the Company to own beneficially more than 5% of the Series B Preferred Stock of the Company, (ii) each of the Company's directors, (iii) the Named Executives, and (iv) all directors and executive officers as a group.

                                                                    NUMBER OF SHARES
NAME /(1)/                                                          BENEFICIALLY OWNED     PERCENTAGE /(2)/
--------------------------------------                             --------------------   ------------------
E. Kenneth Seiff                                                                -                  -
Josephine Esquivel                                                              -                  -
Alan Kane                                                                       -                  -
Martin Miller                                                                   -                  -
Neal Moszkowski /(3)/                                                           -                  -
David Wassong /(3)/                                                             -                  -
Robert G. Stevens                                                               -                  -
Patrick C. Barry                                                                -                  -
Jonathan B. Morris /(6)/                                                        -                  -
Melissa Payner-Gregor                                                           -                  -
Quantum Industrial Partners LDC                                         8,607,843/(4)/            96.8%
George Soros                                                            8,889,414/(5)/           100.0%
All directors and executive officers as a group (9 persons)                     -                  -

----------
   *Less than 1%.

(1) Except as otherwise indicated, the address of each of the individuals listed is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
(3) Messrs. Moszkowski's and Wassong's address is c/o Soros Fund Management LLC, 888 Seventh Avenue, 28th Floor, New York, New York 10106. Messrs. Moszkowski and Wassong are the designees of the holders of the Series A and B Preferred Stock. Messrs. Moszkowski and Wassong disclaim beneficial ownership of the shares of Series B Preferred Stock beneficially owned by George Soros and QIP and none of such shares are included in the table above as being beneficially owned by them.
(4) Represents the shares of Series B Preferred Stock held in the name of QIP (the "QIP B Shares"). QIP is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC, a Delaware limited liability company ("QIH Management"). Soros Fund Management LLC, a Delaware limited liability company ("SFM"), is the sole managing member of QIH Management. George Soros is the Chairman of SFM and, in such capacity, may be deemed to have voting and dispositive power over securities held for the account of QIP QIP is a Cayman Islands limited duration company with its principal address at Kaya Flamboyan 9,

        Willemstad, Curacao, Netherlands Antilles. The sole general partner of QIP is QIHMI, which is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management. Mr. Soros, the sole shareholder of QIH Management, has entered into an agreement with SFM LLC, pursuant to which Mr. Soros has agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC. Mr. Soros, as Chairman of SFM LLC, may be deemed to have sole voting power and sole investment power with respect to the QIP B Shares. Accordingly, each of QIHMI, QIH Management, SFM LLC and Mr. Soros may be deemed to be beneficial owners of the QIP Shares. Each has their principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. The foregoing information was derived, in part, from certain publicly available reports, statements and schedules filed with the Commission.
(5) Represents both (i) 281,571 shares of Series B Preferred Stock held in the name of SFMDI (the "SFMDI B Shares") and (ii) the QIP B Shares referenced in Note 4 above. As managing member of SFMDI, Mr. Soros also may be deemed the beneficial owner of the SFMDI Shares. The principal office of SFMDI is at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(6)     Mr. Morris resigned as an executive officer of the Company in November
        2003.

SERIES C PREFERRED STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Series C Preferred Stock of the Company as of the Record Date, for (i) each person who is known by the Company to own beneficially more than 5% of the Series C Preferred Stock of the Company, (ii) each of the Company's directors, (iii) the Named Executives, and (iv) all directors and executive officers as a group.

                                                                    NUMBER OF SHARES
NAME /(1)/                                                          BENEFICIALLY OWNED     PERCENTAGE /(2)/
--------------------------------------                             --------------------   ------------------
E. Kenneth Seiff                                                              -                    -
Josephine Esquivel                                                            -                    -
Alan Kane                                                                     -                    -
Martin Miller                                                                 -                    -
Neal Moszkowski /(3)/                                                         -                    -
David Wassong /(3)/                                                           -                    -
Robert G. Stevens                                                             -                    -
Patrick C. Barry                                                              -                    -
Melissa Payner-Gregor                                                         -                    -
Jonathan B. Morris /(6)/                                                      -                    -
Quantum Industrial Partners LDC                                           968.3/(4)/              96.8%
George Soros                                                            1,000.0/(5)/             100.0%
All directors and executive officers as a group (9 persons)                   -                    -

----------
   *Less than 1%.

(1) Except as otherwise indicated, the address of each of the individuals listed is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
(3) Messrs. Moszkowski's and Wassong's address is c/o Soros Fund Management LLC, 888 Seventh Avenue, 28th Floor, New York, New York 10106. Messrs. Moszkowski and Wassong are the designees of the holders of the Series A and B Preferred Stock. Messrs. Moszkowski and Wassong disclaim beneficial ownership of the shares of Series C Preferred Stock beneficially owned by George Soros and QIP and none of such shares are included in the table above as being beneficially owned by them.
(4) Represents the shares of Series C Preferred Stock held in the name of QIP (the "QIP C Shares"). QIP is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC, a Delaware limited liability company ("QIH Management"). Soros Fund Management LLC, a Delaware limited liability company ("SFM"), is the sole managing member of QIH Management. George Soros is the Chairman of SFM and, in such capacity, may be deemed to have voting and dispositive power over securities held for the account of QIP QIP is a Cayman Islands limited duration company with its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The sole general partner of QIP is QIHMI, which is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management. Mr. Soros, the sole shareholder of QIH Management, has entered into an agreement with SFM LLC, pursuant to which Mr. Soros has agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC. Mr. Soros, as Chairman of SFM LLC, may be deemed to have sole voting power and sole investment power with respect to the QIP C Shares. Accordingly, each of QIHMI, QIH Management, SFM LLC and Mr. Soros may be deemed to be beneficial owners of the QIP Shares. Each has their principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. The foregoing information was derived, in part, from certain publicly available reports, statements and schedules filed with the Commission.
(5) Represents both (i) 31.7 shares of Series C Preferred Stock held in the name of SFMDI (the "SFMDI C Shares") and (ii) the QIP C Shares referenced in Note 4 above. As managing member of SFMDI, Mr. Soros also may be deemed the beneficial owner of the SFMDI C Shares. The principal office of SFMDI is at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(6)     Mr. Morris resigned as an executive officer of the Company in November
        2003.

SERIES D PREFERRED STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Series D Preferred Stock of the Company as of the Record Date, for (i) each person who is known by the Company to own beneficially more than 5% of the Series D Preferred Stock of the Company, (ii) each of the Company's directors, (iii) the Named Executives, and (iv) all directors and executive officers as a group.

                                                                    NUMBER OF SHARES
NAME /(1)/                                                          BENEFICIALLY OWNED     PERCENTAGE /(2)/
--------------------------------------                             --------------------   ------------------
E. Kenneth Seiff                                                                -                  -
Josephine Esquivel                                                              -                  -
Alan Kane                                                                       -                  -
Martin Miller                                                                   -                  -
Neal Moszkowski /(3)/                                                           -                  -
David Wassong /(3)/                                                             -                  -
Robert G. Stevens                                                               -                  -
Patrick C. Barry                                                                -                  -
Jonathan B. Morris /(6)/                                                        -                  -
Melissa Payner-Gregor                                                           -                  -
Quantum Industrial Partners LDC                                         6,910.319/(4)/            96.8%
George Soros                                                            7,136.548/(5)/           100.0%
All directors and executive officers as a group (9 persons)                     -                  -

----------
   *Less than 1%.

(1) Except as otherwise indicated, the address of each of the individuals listed is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
(3) Messrs. Moszkowski's and Wassong's address is c/o Soros Fund Management LLC, 888 Seventh Avenue, 28th Floor, New York, New York 10106. Messrs. Moszkowski and Wassong are the designees of the holders of the Series A and B Preferred Stock. Messrs. Moszkowski and Wassong disclaim beneficial ownership of the shares of Series D Preferred Stock beneficially owned by George Soros and QIP and none of such shares are included in the table above as being beneficially owned by them.
(4) Represents the shares of Series D Preferred Stock held in the name of QIP (the "QIP D Shares"). QIP is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC, a Delaware limited liability company ("QIH Management"). Soros Fund Management LLC, a Delaware limited liability company ("SFM"), is the sole managing member of QIH Management. George Soros is the Chairman of SFM and, in such capacity, may be deemed to have voting and dispositive power over securities held for the account of QIP QIP is a Cayman Islands limited duration company with its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The sole general partner of QIP is QIHMI, which is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management. Mr. Soros, the sole shareholder of QIH Management, has entered into an agreement with SFM LLC, pursuant to which Mr. Soros has agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC. Mr. Soros, as Chairman of SFM LLC, may be deemed to have sole voting power and sole investment power with respect to the QIP D Shares. Accordingly, each of QIHMI, QIH Management, SFM LLC and Mr. Soros may be deemed to be beneficial owners of the QIP Shares. Each has their principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. The foregoing information was derived, in part, from certain publicly available reports, statements and schedules filed with the Commission.
(5) Represents both (i) 226.229 shares of Series D Preferred Stock held in the name of SFMDI (the "SFMDI D Shares") and (ii) the QIP D Shares referenced in Note 4 above. As managing member of SFMDI, Mr. Soros also may be deemed the beneficial owner of the SFMDI D Shares. The principal office of SFMDI is at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(6)     Mr. Morris resigned as an executive officer of the Company in November
        2003.

SERIES E PREFERRED STOCK

The following table sets forth certain information with respect to the beneficial ownership of the Series E Preferred Stock of the Company as of the Record Date, for (i) each person who is known by the Company to own beneficially more than 5% of the Series E Preferred Stock of the Company, (ii) each of the Company's directors, (iii) the Named Executives, and (iv) all directors and executive officers as a group.

                                                                    NUMBER OF SHARES
NAME /(1)/                                                          BENEFICIALLY OWNED     PERCENTAGE /(2)/
--------------------------------------                             --------------------   ------------------
E. Kenneth Seiff                                                            -                      -
Josephine Esquivel                                                          -                      -
Alan Kane                                                                   -                      -
Martin Miller                                                               -                      -
Neal Moszkowski /(3)/                                                       -                      -
David Wassong /(3)/                                                         -                      -
Robert G. Stevens                                                           -                      -
Patrick C. Barry                                                            -                      -
Melissa Payner-Gregor                                                       -                      -
Jonathan B. Morris /(6)/                                                    -                      -
Quantum Industrial Partners LDC                                         968.3/(4)/                96.8%
George Soros                                                            1,000/(5)/               100.0%
All directors and executive officers as a group (9 persons)                 -                      -

----------
   *Less than 1%.

(1) Except as otherwise indicated, the address of each of the individuals listed is c/o Bluefly, Inc., 42 West 39th Street, New York, New York 10018.
(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of options or warrants currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.
(3) Messrs. Moszkowski's and Wassong's address is c/o Soros Fund Management LLC, 888 Seventh Avenue, 28th Floor, New York, New York 10106. Messrs. Moszkowski and Wassong are the designees of the holders of the Series A and B Preferred Stock. Messrs. Moszkowski and Wassong disclaim beneficial ownership of the shares of Series D Preferred Stock beneficially owned by George Soros and QIP and none of such shares are included in the table above as being beneficially owned by them.
(4) Represents the shares of Series E Preferred Stock held in the name of QIP (the "QIP E Shares"). QIP is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management LLC, a Delaware limited liability company ("QIH Management"). Soros Fund Management LLC, a Delaware limited liability company ("SFM"), is the sole managing member of QIH Management. George Soros is the Chairman of SFM and, in such capacity, may be deemed to have voting and dispositive power over securities held for the account of QIP QIP is a Cayman Islands limited duration company with its principal address at Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. The sole general partner of QIP is QIHMI, which is vested with investment discretion with respect to portfolio assets held for the account of QIP. The sole general partner of QIHMI is QIH Management. Mr. Soros, the sole shareholder of QIH Management, has entered into an agreement with SFM LLC, pursuant to which Mr. Soros has agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC. Mr. Soros, as Chairman of SFM LLC, may be deemed to have sole voting power and sole investment power with respect to the QIP E Shares. Accordingly, each of QIHMI, QIH Management, SFM LLC and Mr. Soros may be deemed to be beneficial owners of the QIP Shares. Each has their principal office at 888 Seventh Avenue, 33rd Floor, New York, New York 10106. The foregoing information was derived, in part, from certain publicly available reports, statements and schedules filed with the Commission.
(5) Represents both (i) 31.7 shares of Series E Preferred Stock held in the name of SFMDI (the "SFMDI E Shares") and (ii) the QIP E Shares referenced in Note 4 above. As managing member of SFMDI, Mr. Soros also may be deemed the beneficial owner of the SFMDI ED Shares. The principal office of SFMDI is at 888 Seventh Avenue, 33rd Floor, New York, New York 10106.
(6)     Mr. Morris resigned as an executive officer of the Company in November
        2003.

                        EXECUTIVE OFFICERS OF THE COMPANY

        The following table sets forth the names, ages and all positions and offices with the Company held by the Company's present executive officers.

NAME                            AGE    POSITIONS AND OFFICES PRESENTLY HELD
------------------             -----   ----------------------------------------
E. Kenneth Seiff                 40    Chairman of the Board of Directors,
                                       Chief Executive Officer and Treasurer
Melissa Payner-Gregor            45    President
Patrick C. Barry                 41    Chief Financial Officer and Chief
                                       Operating Officer
----------

        Following is information with respect to the Company's executive officers who are not also directors of the Company:

Patrick C. Barry served as an Executive Vice President from July 1998 to September 2000 and as our Chief Financial Officer since August 1998. In September 2000, Mr. Barry assumed the role of Chief Operating Officer and has also served us in that capacity since such time. From June 1996 to July 1998, Mr. Barry served as the Chief Financial Officer and the Vice President of Operations of Audible, Inc., an Internet commerce and content provider. From March 1995 to June 1996, Mr. Barry was the Chief Financial Officer of Warner Music Enterprises, a direct marketing subsidiary of Time Warner, Inc. From July 1993 to March 1995, Mr. Barry served as Controller of Book-of-the-Month Club, a direct marketing subsidiary of Time Warner, Inc.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        Objective and Philosophy. The Option Plan/Compensation Committee works closely with management to design an executive compensation program to assist the Company in attracting and retaining outstanding executives and senior management personnel. The design and implementation of such program continually evolves as the Company grows, but is based primarily on two elements: (i) providing compensation opportunities that are competitive with competing companies of similar size; and (ii) linking executives' compensation with the Company's financial performance by rewarding the achievement of short-term and long-term objectives of the Company.

        Compensation Program Components. Currently, the three principal components of the Company's executive compensation program are: (i) annual base salary, (ii) short-term incentive compensation in the form of performance bonuses payable in cash each year, and (iii) long-term incentive compensation in the form of stock options. These programs are structured in accordance with the Option Plan/Compensation Committee's objectives and philosophy.

        Base Salary. Base salary levels for the Company's executives are designed to be reflective of competitive conditions in the marketplace for executives of comparable talent and experience and are based on responsibility and performance. Base salaries for executives are generally recommended by executive management for the review and approval of the Option Plan/Compensation Committee and the Board (subject to applicable employment agreements).

        Short-Term Incentive Compensation. The short-term incentive compensation component consists of performance bonuses. The amount of any bonus is determined, in part, based on individual and corporate goals that are set annually and, in some instances, every six months. Bonuses paid to each executive are based in part on measuring which of these goals have been realized.

        Long-Term Incentive Compensation. The long-term incentive compensation component consists of stock option plans under which executives may be granted stock options exercisable to purchase shares of Common Stock. The exercise price of stock options represents the fair market value of the Common Stock on the date of grant, which is the closing sale price of the Common Stock on the Nasdaq SmallCap Market for the business day preceding the date of grant. Generally, the stock options become exercisable in equal monthly increments over three or four years (often subject to a six month "cliff" provision) and expire ten years from the date of grant. The deferred vesting provisions of the stock options are designed to reward long-term contributions and create an incentive for executives to remain with the Company. The Option Plan/Compensation Committee believes that granting stock options creates an incentive to promote the long-term interests of the Company and aligns the economic benefit to be derived therefrom by the Company's executives with those of the Company's outside shareholders. Stock options are granted by the Option Plan/Compensation Committee (and approved by the Board) to key employees based on management's recommendation, and levels of participation in the plan generally vary based on the employee's position with the Company.

        CEO Compensation. Mr. Seiff's employment agreement provides for a base salary of $275,000, subject to increase by the Board of Directors, and an annual bonus to be determined by the Board of Directors, which may, at the discretion of the Board of Directors, be paid through the issuance of capital stock of the Company. His compensation is determined annually by the Option Plan/Compensation Committee based on his compensation in prior years and the compensation of CEO's of similarly sized companies in the internet retailing industry.

        Base Salary. During fiscal 2003, Mr. Seiff received an annual base salary of $275,000.

        Short-term Incentive Compensation. Mr. Seiff received a performance bonus of $75,000 for fiscal 2003.

        Long-term Incentive Compensation. During fiscal 2003, Mr. Seiff was granted 1,000,000 options to purchase Common Stock.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction for compensation over $1.0 million paid to a Company's chief executive officer and certain other highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The long-term incentive compensation plan adopted by the Company has been structured to comply with the requirements under Code Section 162(m) regarding qualifying performance-based compensation to provide for the deductibility of compensation payable thereunder. The Option Plan/Compensation Committee does not expect that the total cash and non-cash compensation received by any executive of the Company in fiscal 2003 will exceed $1.0 million.

                                        OPTION PLAN/COMPENSATION COMMITTEE

                                        NEAL MOSZKOWSKI
                                        MARTIN MILLER

        The foregoing report of the Option Plan/Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under such Acts.

                             EXECUTIVE COMPENSATION

        The following table sets forth information concerning the compensation paid by us during the fiscal years ended December 31, 2003, 2002 and 2001 to our Chief Executive Officer and our three other executive officers who received total compensation from us in excess of $100,000 in the year 2003 (the "Named Executive Officers").

                                                                                                           LONG TERM
                                                    ANNUAL COMPENSATION                                   COMPENSATION
                                          -----------------------------------------------------------------------------
                                                                                                          SECURITIES
                                                                                      OTHER ANNUAL        UNDERLYING
NAME AND PRINCIPAL POSITION           YEAR       SALARY              BONUS            COMPENSATION          OPTIONS
---------------------------           ----   --------------      --------------      --------------        ---------
E. Kenneth Seiff                      2003   $      274,999      $       75,000      $        2,926        1,000,000/(1)/
Chief Executive Officer and           2002   $      274,999      $       50,000/(4)/ $        3,782        1,000,000/(1)/
  Treasurer                           2001   $      267,308      $       81,750      $        1,000               --
Patrick C. Barry                      2003   $      225,000                  --      $          590               --
Chief Financial Officer and Chief     2002   $      224,999      $       35,000/(4)/ $          590        1,000,000/(1)/
  Operating Officer                   2001   $      249,039/(2)/ $       44,000/(5)/ $          590               --
Melissa Payner-Gregor /(7)/           2003   $      112,500      $           --      $           --        1,200,000/(1)//(6)/
President                             2002   $           --      $           --      $           --               --
                                      2001   $           --      $           --      $           --               --
Jonathan B. Morris/(3)/               2003   $      225,000      $           --      $          320               --
Executive Vice President              2002   $      224,369      $       35,000/(4)/ $          330        1,000,000/(1)//(3)/
                                      2001   $      249,039/(2)/ $       40,000/(5)/ $          330               --

(1) Options granted at an exercise price equal to 100% of the fair market value on the date of grant.
(2)     Includes amounts paid pursuant to retroactive salary adjustments.
(3)     Mr. Morris resigned as an executive officer of the Company in November
        2003.
(4)     Represents amounts earned in 2002, but paid in fiscal 2003.
(5)     Represents amounts earned in 2001, but paid in fiscal 2002 and 2003.
(6) Of this amount, options to purchase 200,000 shares are subject to stockholder approval of the Plan Amendments.
(7)     Ms. Payner-Gregor commenced employment with the Company in September
        2003.

EMPLOYMENT AGREEMENTS

        The Company has entered into employment agreements with each of the Named Executive Officers who is currently employed by it. Each such employment agreement provides for a base salary, subject to increase by the Compensation Committee, and an annual bonus to be determined by the Compensation Committee. Ms. Payner-Gregor's annual bonus for each fiscal year during the term of her agreement, cannot be less than 3% of the Company's net income for such fiscal year, subject to a cap equal to 200% of her base salary. Her bonus for 2004 is subject to a minimum floor of $100,000. Ms. Payner-Gregor's employment agreement provided that, in the event that she relocated herself and her family to the New York City area on or before August 31, 2004 she would also be entitled to an additional bonus of $75,000 and an additional stock option grant to purchase 100,000 shares of Common Stock at $1.56 per share. In May 2004, based on the fact that Ms. Payner-Gregor was in the process of relocating herself and her family to the New York City area, the Compensation Committee determined to award the bonus and options described above as of that date, rather than waiting for her to complete her move. In addition, she was granted options to purchase an additional 100,000 shares of Common Stock with an exercise price equal to the market price on the date of grant. Mr. Seiff's annual base salary is $275,000, Ms. Payner-Gregor's annual base salary is $450,000, and the annual base salary of Mr. Barry is $225,000. The employment agreement for each of Messrs. Seiff and Barry terminates on June 30, 2005, and Ms. Payner-Gregor's terminates on March 1, 2007, unless both parties fail to provide notice of their desire not to renew such agreement at least 90 days prior to the end of the term of such agreement in which case the employment agreement shall automatically renew for a successive one-year term. Each such employment agreement obligates the Company to make certain severance payments equal to six months' salary in connection with a termination by the Company of such Named Executive Officer's employment, other than for cause, and also provides for the immediate vesting of any stock options held by such Named Executive Officer under such circumstances. Each such employment agreement also provides for the immediate vesting of any stock options held by such Named Executive Officer upon the occurrence of certain events classified as a "Change In Control". In addition, each such employment agreement provides that upon the occurrence of certain events classified as a "Change of Control" in which cash, securities or other consideration is paid or payable, or otherwise to be distributed directly to the Company's stockholders, each such Named Executive shall receive a bonus equal to a percentage of the proceeds received by the Company's stockholders.

OPTION GRANTS IN LAST FISCAL YEAR

          The following table contains information concerning the grant of stock options under the Plan to the Named Executives Officers during the fiscal year ended December 31, 2003:

                                         INDIVIDUAL GRANTS
                                         -----------------
                                                                                                POTENTIAL REALIZABLE VALUE
                                                                                                AT ASSUMED ANNUAL RATES OF
                                                                                                 STOCK PRICE APPRECIATION
                                                                                                      FOR OPTION TERM
                                                                                                --------------------------
                                                     % OF TOTAL OPTIONS
                              NUMBER OF SECURITIES       GRANTED TO       EXERCISE OR
                              UNDERLYING OPTIONS        EMPLOYEES IN       BASE PRICE    EXPIRATION
NAME                              GRANTED (#)         FISCAL YEAR (%)         ($)           DATE            5%           10%
----                          --------------------   ------------------   ------------   ----------    ------------   ------------
E. Kenneth Seiff                         1,000,000                39.65%    $     0.98     1/24/13     $  1,134,473   $  1,304,380

Melissa Payner-Gregor /(1)/              1,200,000                47.58%    $     1.56     9/19/13     $  2,167,074   $  2,491,632

(1) Of this total amount, options to purchase 200,000 shares of Common Stock are subject to stockholder approval of the Plan Amendments.

The Company does not currently grant stock appreciation rights.

OPTION HOLDINGS

          The following table sets forth information with respect to the Named Executive Officers concerning the number and value of unexercised options held at December 31, 2003.

                            SHARES         VALUE            SECURITIES UNDERLYING             VALUE OF UNEXERCISED
                         ACQUIRED ON     REALIZED           UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                          EXERCISE #         $               DECEMBER 31, 2003 (#)          DECEMBER 31, 2003 ($)/(1)/
                         ------------   ------------      ---------------------------     ------------------------------

  NAME                                                    EXERCISABLE   UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
                                                          -----------   -------------     -----------     -------------
E. Kenneth Seiff                   --             --      2,084,167      1,020,833      $  4,032,742   $  3,168,958
Patrick C. Barry                   --             --      1,144,912        500,000      $    694,062   $  1,570,000
Melissa Payner-Gregor              --             --        100,000      1,100,000/(3)/ $    249,000   $  2,739,000
Jonathan B. Morris /(2)/    1,525,000   $  3,877,510         20,000             --      $     62,800             --

(1) Represents the value of unexercised, in-the-money stock options at December 31, 2003, using the $4.05 closing price of the Common Stock on that date.

(2) Mr. Morris resigned as an executive officer of the Corporation in November 2003.

(3) Of this total amount, options to purchase 200,000 shares of Common Stock are subject to stockholder approval of the Plan Amendments.

DIRECTORS' COMPENSATION

        The Company's non-employee, independent directors are paid a cash stipend of $500 for each board or committee meeting attended in person (however, no such stipend is payable for more than one board or committee meeting held on the same date) and are reimbursed for expenses incurred on behalf of the Company. Additionally, each non-employee director receives an option to purchase 3,750 shares of Common Stock under the Plan at the time that such director is appointed and an annual grant of an option to purchase 3,750 shares of Common Stock under the Plan.

STOCK PERFORMANCE GRAPH

        The following is a comparison of the cumulative total stockholder return of Common Stock with the cumulative total return of the NASDAQ National Stock Market Index and the CRSP Total Return Industry for Retail Trade Stocks for the period from December 31, 1998 though December 31, 2003. Cumulative total return values were calculated assuming an investment of $100 on December 31, 1998 and reinvestment of dividends.

                                 Bluefly, Inc.,
                      Comparison of Cumulative Total Return
                                December 31, 2003

                        [Performance Graph Appears Here]

                                                     NASDAQ           NASDAQ
       MEASUREMENT DATE        BLUEFLY, INC.      MARKET INDEX      RETAIL INDEX
       ----------------        -------------      ------------      ------------
       December 31, 1998           100.0             100.0             100.0

       December 31, 1999           101.9             185.4              87.7

       December 31, 2000            5.6              111.8              53.8

       December 31, 2001           18.8               88.7              74.4

       December 31, 2002           16.2               61.3              63.2

       December 31, 2003           40.0               91.7              88.0

        This comparison shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing of the Company pursuant to the Securities Act or the Exchange Act except to the extent the Company specifically incorporates this comparison by reference therein. This comparison shall not be deemed soliciting material or otherwise deemed filed under either such act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH SOROS RELATING TO THE LOAN FACILITY

        In connection with the Company's loan facility, the Company entered into a Reimbursement Agreement with affiliates of Soros Private Equity that own a majority of the Company's Common Stock (collectively, "Soros") in March 2001 pursuant to which Soros issued a standby letter of credit in favor of Rosenthal to guarantee a portion of the Company's obligations under the loan facility (the "Soros Guarantee"), the Company agreed to reimburse Soros for any amounts it pays to Rosenthal pursuant to such guarantee and the Company granted Soros a subordinated lien on substantially all of our assets, including our cash balances, in order to secure our reimbursement obligations.

        In consideration for the issuance of the Soros Guarantee in March 2001, pursuant to the Reimbursement Agreement, the Company issued to Soros a warrant to purchase 100,000 shares of Common Stock at an exercise price equal to $0.88 per share, exercisable at any time prior to September 15, 2011. In consideration for Soros' agreement to maintain the $1.5 million standby letter of credit until initially August 15, 2003 and subsequently until November 15, 2003, the Company issued to Soros, in March 2002, a warrant to purchase 60,000 shares of the Common Stock at an exercise price equal to $1.66 per share (the 20 day trailing average of the closing sale price of the Common Stock on the date of issuance), exercisable at any time prior to March 30, 2007.

        By amendment to the Reimbursement Agreement, on March 17, 2003, the amount of the Soros Guarantee was increased to $2 million and Soros agreed to maintain the Soros Guarantee until November 15, 2004. In consideration for Soros' agreement to maintain the Soros Guarantee until November 15, 2004, the Company issued to Soros a warrant to purchase 25,000 shares of Common Stock at an exercise price equal to $0.78 per share (the 10 day trailing average of the closing sale price of our Common Stock on the date of issuance), exercisable at any time prior to March 17, 2013.

        In April 2004, the Company amended the Loan Facility, and in connection therewith, provided its lender with a pledge of $1.25 million of cash collateral as a replacement to the Soros Guarantee. Accordingly, the Soros Guarantee and the Reimbursement Agreement were canceled, although the warrants issued to Soros in connection therewith remain outstanding.

        Under the Loan Facility, Soros has the right to purchase all of the Company's obligations from its lender at any time during its term.

FINANCING TRANSACTIONS WITH SOROS

        January 2003 Convertible Promissory Note Financing. In January 2003, the Company issued to Soros $1 million of demand convertible promissory notes that bore interest at a rate of 8% per annum and had a maturity date of July 28, 2003, and warrants to purchase 25,000 shares of Common Stock, exercisable at any time on or prior to January 28, 2007, at $1.12 per share (the "January 2003 Financing"). The promissory notes together with any accrued interest were convertible into equity securities that the Company might issue in any subsequent round of financing, at the holder's option, at a price that was equal to the lowest price per share accepted by any investor (including Soros, or any of its affiliates) in such subsequent round of financing. Interest on the notes was payable only upon repayment of the principal amount, whether at maturity or upon a mandatory or optional prepayment. The outstanding principal amount of the notes and all accrued and unpaid interest was payable in full no later than July 28, 2003. The notes were subject to (i) mandatory prepayment upon the occurrence of certain bankruptcy events, whether voluntary or involuntary, (ii) prepayment at the option of the holder upon the occurrence of certain events of default, the sale of all or substantially all of the Company's assets, the merger or consolidation of the Company into another entity or any change of control of the Company and (iii) prepayment at the Company's option, at any time or from time to time, upon five days notice to the holder. The Company's obligations under the notes were subordinated to its obligations under its loan facility, although such subordination did not effect Soros' conversion rights with respect to the notes. As part of the March 2003 Financing, these notes were converted into Series D Preferred Stock.

        March 2003 Series D Preferred Stock Financing. In March 2003, the Company entered into an agreement with Soros pursuant to which Soros: (i) provided $2 million of new capital by purchasing 2,000 shares of Series D Preferred Stock, (ii) converted the promissory notes issued to it in the January 2003 Financing and all of its Series 2002 Preferred Stock into 3,109.425 shares of Series D Preferred Stock and (iii) purchased 2,027.123 additional shares of Series D Preferred Stock for approximately $2 million, with such $2 million in additional proceeds being retained by Soros as payment in full of the Company's obligations under the demand promissory notes issued to Soros in September 2002 (the "March 2003 Financing").

        Each share of Series D Preferred Stock has a face value of $1,000 and a liquidation preference equal to the greater of (i) $1,000 plus accrued and unpaid dividends or (ii) the amount the holder of such shares would receive if it were to convert such shares into Common Stock immediately prior to the liquidation of the Company. The Series D Preferred Stock ranks pari passu with our other classes of Preferred Stock, and senior to our Common Stock, with respect to the payment of distributions on liquidation, dissolution or winding up of the Company and with respect to the payment of dividends. The Series D Preferred Stock is convertible, at any time and from time to time at the option of the holder into Common Stock at the rate of $0.76 per share of face value per share of Common Stock. The conversion price of the Series D Preferred Stock is subject to an anti-dilution adjustment, pursuant to which, subject to certain exceptions, to the extent that the Company issues Common Stock or securities convertible into Common Stock at a price per share less than the Series D Preferred Stock conversion price in the future (including Soros, or any of its affiliates), the conversion price of the Series D Preferred Stock would be decreased so that it would equal the conversion price of the new security or the price at which shares of Common Stock are sold, as the case may be.

        Beginning on November 13, 2004, the Company is entitled to redeem all, but not less than all, of the outstanding Series D Preferred Stock for cash at the price of, depending upon the date of such redemption, four times, four and one-half times or five times the market price of the Common Stock on the date of the initial issuance of the Series D Preferred Stock. Dividends accrue on the Series D Preferred Stock at an annual rate equal to 12% of the face value and are payable only upon conversion or redemption of the Series D Preferred Stock or upon the Company's liquidation. The Series D Preferred Stock votes on an as converted basis, and the Company is prohibited from taking certain actions without the approval of a majority of the shares of Series D Preferred Stock. In addition, Soros received registration rights with respect to the Common Stock issuable upon conversion of the Series D Preferred Stock and pre-emptive rights with respect to future issuances of our capital stock.

        As part of the March 2003 Financing, Soros agreed to provide the Company with up to $1 million in additional financing (the "2003 Standby Commitment Amount") on a standby basis at any time prior to January 1, 2004, provided that the Company's cash balances were less than $1 million at that time (the "2003 Standby Commitment"). Such financing was to be made in one or more tranches as determined by the members of the Company's Board of Directors who are not Preferred Designees, and any and all draws against the 2003 Standby Commitment Amount were to be effected through the purchase of newly-designated shares of Series E Preferred Stock on terms and conditions substantially identical to the Series D Preferred Stock. Subject to certain limitations, the 2003 Standby Commitment Amount was to be reduced on a dollar-for-dollar basis by the gross cash proceeds received by the Company or any of its subsidiaries from the issuance of any equity or convertible securities after March 12, 2003.

        As a result of the March 2003 Financing, the conversion price of the Series B Preferred Stock and the Series C Preferred Stock, all of which is held by Soros, automatically decreased from $0.93 to $0.76. In accordance with EITF 00-27, the reduction in the conversion price of the Series C Preferred Stock resulted in the Company recording a beneficial conversion feature in the approximate amount of $225,000. This non-cash charge, which is analogous to a dividend, resulted in an adjustment to the Company's computation of Loss Per Share in the first quarter of 2003.

        May 2003 Series E Preferred Stock Financing. In accordance with the terms of the 2003 Standby Commitment, in May 2003, Soros invested an additional $1.0 million in the Company through the purchase of 1,000 shares of Series E Convertible Preferred Stock and thereby fulfilled the 2003 Standby Commitment in full. The terms of the Series E Preferred Stock are substantially similar to the terms of the Series D Preferred Stock.

        July 2003 Convertible Promissory Note Financing. In July 2003 Soros invested $2.0 million in the Company. Under the terms of the transaction, the Company issued $2 million of convertible promissory notes that bear interest at a rate of 12% per annum and had a maturity date of January 12, 2004 (the "July Notes"). In January 2004, Soros agreed to extend the maturity date on the July Notes to March 1, 2005 and in February 2004, agreed to further extend the maturity date to May 1, 2005. Interest on the notes is payable only upon repayment of the principal amount, whether at maturity or upon a mandatory or optional prepayment. The July Notes together with any interest that has accrued, are convertible into equity securities of the Company sold in any subsequent round of financing, at the holder's option, at a price that is equal to the lowest price per share accepted by any investor (including Soros, or any of its affiliates) in such subsequent round of financing. The conversion of the July Notes is subject to certain limitations until such time as the Note Conversion Provisions are approved by the Company's stockholders.

        October 2003 Convertible Promissory Note Financing. In October 2003, Soros invested an addition $2.0 million in the Company. Under the terms of the transaction, the Company issued $2 million of convertible promissory notes with substantially the same terms as the July Notes, except that the maturity date of these notes was April 14, 2004 (the "October Notes," and, together with the July Notes, the "Convertible Notes"). In January 2004, Soros agreed to extend the maturity date on the October Notes to March 1, 2005 and in February 2004, agreed to further extend the maturity date to May 1, 2005.

        Stockholder approval of the conversion provisions of the Convertible Notes is being sought pursuant to this Proxy Statement. See Item 3 below.

OTHER RELATED PARTY TRANSACTIONS

        Jonathan Morris, a former Executive Vice President of the company, was retained as a consultant at a rate of $4,500 per week from December 2003 to March 2004.

        We believe that each of the transactions described above was on terms fair to us and our stockholders, and at least as favorable to us as those available from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who beneficially own more than ten percent of the Common Stock (collectively, the "Reporting Persons") to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock. Reporting Persons are required to furnish the Company with copies of all such reports. To the Company's knowledge, based solely on a review of copies of such reports furnished to the Company and certain representations of the Reporting Persons, the Company believes that during the 2003 fiscal year all Reporting Persons complied with all applicable
Section 16(a) reporting requirements.

                            ITEM 2.PLAN AMENDMENTS

        On March 5, 1997, the Board of Directors adopted, and the stockholders approved, the Bluefly, Inc. 1997 Stock Option Plan. The Plan originally provided for the issuance of options (each an "Option") to purchase up to an aggregate of 200,000 shares of Common Stock. At the 1998, 1999, 2000 and 2002 annual meetings, the stockholders approved amendments to the Plan which increased the aggregate number of shares of Common Stock which may be the subject of Options granted pursuant to the Plan to 500,000 shares, 1,500,000 shares, 5,400,000 shares and 12,200,000 shares, respectively. These shares are issuable under the Plan pursuant to either Incentive Stock Options ("ISOs") qualifying under
Section 422 of the Code, granted to officers and key employees of the Company, or Non-Qualified Stock Options ("NQSOs") granted to officers, key employees, consultants and non-employee directors. The Company currently has 83 officers and key employees, and six non-employee directors participating in the Plan. The Plan is designed to provide an incentive to officers, key employees, consultants and non-employee directors of the Company by making available to them an opportunity to acquire a proprietary interest or to increase their proprietary interest in the growth and performance of the Company. As of May 31, 2004, Options to purchase 9,369,842 shares of Common Stock had been granted and remain outstanding under the Plan, and Options to purchase 2,053,133 shares of Common Stock under the Plan had been exercised.

PROPOSED AMENDMENTS

        In June 2004, the Board of Directors approved amendments to the Plan, subject to stockholder approval, which would (a) increase the aggregate number of shares of Common Stock that may be the subject of options granted pursuant to the Plan from 12,200,000 shares to 14,200,000 shares and (b) increase the aggregate number of shares of Common Stock that may be the subject of options granted pursuant to the Plan to any participant in any fiscal year from 1,000,000 to 2,000,000.

        The Board of Directors recommended that the Plan Amendments be presented to the Company's stockholders for approval. The Board of Directors adopted the Plan Amendments to allow for future grants under the Plan necessary for the Company to remain competitive in its recruiting efforts and for the Company to retain existing executives and other key employees. In determining the appropriate size of the increase, the Board of Directors took into account the size of the option programs of a number of similar companies as well as the Company's future hiring plans. The Board of Directors also took into account the significant increase in the total number of shares of Common Stock outstanding over the last two years.

        If the stockholders fail to approve the Plan Amendment, the Company would likely be severely constrained in its ability to attract and retain executives, other key employees, consultants and directors, and in motivating and retaining skilled management personnel and directors necessary for the Company's success.

        The following is a summary of the material provisions of the Plan.

        Eligibility. Options under the Plan may be awarded to key employees, consultants and non-employee directors; provided, however, that Incentive Stock Options may be granted only to key employees of the Company.

        Administration of the Plan. The Option Plan/Compensation Committee administers the Plan. The Option Plan/Compensation Committee has the full power and authority, subject to the provisions of the Plan, to designate participants, grant Options and determine the terms of all Options, except that non-employee directors are, in addition to discretionary grants, automatically granted Options both upon becoming members of the Board of Directors and annually pursuant to the formula described below. The Plan currently provides that no participant may be granted Options to purchase more than 1,000,000 shares of Common Stock in a fiscal year (to be increased to 2,000,000 shares in a fiscal year, assuming that the Plan Amendments are approved). The Option Plan/Compensation Committee is required to make adjustments with respect to Options granted under the Plan in order to prevent dilution or expansion of the rights of any holder. The Plan requires that the Option Plan/Compensation Committee be composed of at least two directors, each of whom is an "outside director" as that term is defined for purposes of Section 162(m) of the Code. The Plan also requires that the Option Plan/Compensation Committee members be "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act. Each member of the Option Plan/Compensation Committee is an "outside director" as that term is defined for purposes of Section 162(m) of the Code and is a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act.

        Amendment. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board of Directors, but no amendment without the approval of the stockholders of the Company shall be made if stockholder approval would be required under Section 162(m) of the Code, Section 422 of the Code, Rule 16b-3 under the Exchange Act or any other law or rule of any governmental authority, stock exchange or other self-regulatory organization to which the Company is subject. Neither the amendment, suspension or termination of the Plan shall, without the consent of the holder of such Option, alter or impair any rights or obligations under any Option theretofore granted.

        Options Issued Under Stock Option Plan. The terms of specific Options are determined by the Option Plan/Compensation Committee. The per share exercise price of the Common Stock subject to an ISO shall not be less than 100% of the fair market value of the shares of Common Stock on the date of grant. However, in the case of an ISO granted to a holder of shares representing more than 10% of the total combined voting power of the Company (a "10% stockholder"), the per share exercise price shall not be less than 110% of the fair market value of the Common Stock on the date of the grant. The per share exercise price of the Common Stock subject to a NQSO will be the price determined by the Option Plan/Compensation Committee. The term of each NQSO will be specified by the Option Plan/Compensation Committee, which will generally not exceed 10 years from the date of grant. However, the term of ISOs must not exceed 10 years after the date of the grant (five years, if granted to a 10% stockholder). In addition, the fair market value of shares of Common Stock subject to ISOs (determined as of the date such ISOs are granted) exercisable for the first time by any individual during any calendar year may in no event exceed $100,000.

        Upon the exercise of an Option, the Option holder shall pay the Company the exercise price plus the amount of the required federal and state withholding taxes due with respect to the exercise of such exercise, if any. At the Option Plan/Compensation Committee's discretion, the Plan allows the participant to pay the exercise price (i) in cash, shares of Common Stock, outstanding Options or other consideration or any combination thereof or (ii) pursuant to a broker-assisted cashless exercise program established by the Option Plan/Compensation Committee, provided in each case that such methods avoid "short-swing" trading profits to the participant under Section 16(b) of the Exchange Act. The Plan also allows participants to elect to have shares withheld upon exercise for the payment of withholding taxes.

        The unexercised portion of any Option granted to an officer or key employee under the Plan generally will be terminated (i) no later than three months after the date on which the optionee's employment is terminated for any reason other than (A) Cause (as defined in the Plan), (B) retirement or mental or physical disability, or (C) death; (ii) immediately upon the termination of the optionee's employment for Cause; (iii) (A) in the case of any ISO, three months after the date on which the optionee's employment is terminated by reason of retirement or one year after the optionee's employment is terminated by reason of mental or physical disability and (B) in the case of any NQSO, three months after the date on which the optionee's employment is terminated by reason of retirement or mental or physical disability which period may be extended in the discretion of the Option Plan/Compensation Committee up to one year after the date on which the optionee's employment is terminated by reason of retirement or mental or physical disability; or (iv) (A) 12 months after the date on which the optionee's employment is terminated by reason of his death or
(B) three months after the date on which the optionee shall die if such death occurs during the three-month period following the termination of the optionee's employment by reason of retirement or mental or physical disability. The Option Plan/Compensation Committee has in the past, and may in the future, extend the period of time during which an optionee may exercise options following the termination of his or her employment.

        Under the Plan, an Option generally may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an Option may be exercised only by the optionee or, in certain instances, by the optionee's guardian or legal representative, if any.

        Directors' Options. The Plan provides that each non-employee director, who has not previously received a grant of NQSOs, automatically will be granted a NQSO to purchase 3,750 shares of Common Stock on the date of appointment or election, subject to the provisions of the Plan. The Plan further provides that each non-employee director who is serving on the Board of Directors on April 30 of a year during the term of the Plan automatically will receive a NQSO to purchase 3,750 shares of Common Stock on May 1 of the following year. The exercise price of the shares of Common Stock subject to Options granted automatically to each non-employee director shall be 100% of the fair market value of the shares of Common Stock on the date of grant. In addition to Options which may be automatically granted to non-employee directors, the Plan provides that non-employee directors generally may be granted Options at the discretion of the Option Plan/Compensation Committee. Options granted to non-employee directors only may be exercised within ten years of the date of grant. Options granted to non-employee directors terminate (i) 30 days after termination of the director's service as a director of the Company for any reason other than retirement or mental or physical disability or death, (ii) three months after the date the director ceases to serve as a director of the Company due to retirement or physical or mental disability, which period may be extended at the discretion of the Option Plan/Compensation Committee up to one year after the date on which the director ceases to serve as a director of the Company due to retirement physical or mental disability or (iii) (A) 12 months after the date the director ceases to serve as a director due to his death or (B) three months after the death of the director if such death shall occur during the three-month period following the date the director ceased to serve as a director of the Company due to physical or mental disability. Except as discussed herein, Options granted to non-employee directors are on the same terms and conditions as all other NQSOs granted pursuant to the Plan.

        As of May 31, 2004, the following individuals and groups had been granted, Options under the Plan to purchase shares in the amounts indicated: E. Kenneth Seiff (Chairman of the Board, Chief Executive Officer and Treasurer):
3,405,000 shares, all of which are currently outstanding; Melissa Payner-Gregor (President): 1,400,000 shares, all of which are currently outstanding and 200,000 of which are subject to stockholder approval of the Plan

Amendments; Patrick C. Barry (Chief Operating Officer and Chief Financial Officer): 1,644,912 shares, all of which are currently outstanding; Robert G. Stevens (Director): 195,750 shares (including 175,000 shares granted to Mr. Stevens as an executive officer of the Company), all of which are currently outstanding; Josephine Esquivel (Director): 15,000 shares, all of which are currently outstanding; Alan Kane (Director): 11,250 shares, all of which are currently outstanding; Martin Miller (Director): 32.000 shares, all of which are currently outstanding; Neal Moszkowski (Director): 22,500 shares, all of which are currently outstanding; David Wassong (Director): 15,000 shares, all of which are currently outstanding; Jonathan Morris (former Executive Vice President):
1,645,000 shares, none of which are currently outstanding; all current executive officers as a group: 6,549,912 shares; all current non-executive officer directors as a group: 276,500 shares (including 175,000 shares granted to Mr. Stevens as an executive officer of the Company); and all employees, including officers other than executive officers, as a group: 2,543,430 shares. As of May 31, 2004, the market value of the Common Stock underlying outstanding Options was approximately $25,298573.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        Although the Company cannot currently determine the number of shares subject to Options that may be granted in the future to executive officers or non-employee directors, each of the executive officers and non-employee directors of the Company has an interest in the approval of the Plan Amendment in so far as they are likely to be recipients of future Options. In addition, Options to purchase 200,000 shares of Common Stock, which were issued to Ms. Payner-Gregor in September 2003, are subject to the stockholder approval of the Plan Amendments. See "Option Grants in the Last Fiscal Year."

FEDERAL INCOME TAX CONSEQUENCES

        Set forth below is a description of the federal income tax consequences under the Code of the grant and exercise of the benefits awarded under the Plan.

        There will be no federal income tax consequences to employees, directors, consultants or the Company on the grant of a NQSO. On the exercise of a NQSO, the employee, director or consultant generally will have taxable ordinary income, subject, in the case of an employee, to withholding, in an amount equal to the excess of the fair market value of the shares of Common Stock received on the exercise date over the option price of the shares. The Company will be entitled to a tax deduction in an amount equal to such excess, provided the Company complies with applicable reporting. Any ordinary income realized by an employee, director or consultant upon exercise of a NQSO will increase his tax basis in the Common Stock thereby acquired. Upon the sale of Common Stock acquired by exercise of a NQSO, employees, directors and consultants will realize capital gain or loss, which capital gain may be subject to reduced rates of tax if such stock was held for more than one year prior to the sale.

        An employee, director or consultant who surrenders shares of Common Stock in payment of the exercise price of a NQSO will not recognize gain or loss on his surrender of such shares, but will recognize ordinary income on the exercise of the NQSO as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise, and the capital gains holding period will begin on the date of exercise.

        With respect to ISOs, no compensation income is recognized by an optionee, and no deduction is available to the Company upon either the grant or exercise of an ISO. However, the difference between the exercise price of an ISO and the market price of the Common Stock acquired on the exercise date will be included in alternative minimum taxable income of the optionee for the purposes of the "alternative minimum tax." Generally, if an optionee holds the shares acquired upon exercise of ISOs until the later of (i) two years from the grant of the ISOs and (ii) one year from the date of acquisition of the shares upon exercise of an ISO, any gain recognized by the optionee on a sale of such shares will be treated as capital gain. The gain recognized upon the sale is the difference between the Option price and the sale price of the underlying Common Stock. The net federal income tax effect on the holder of ISOs is to defer, other than for alternative minimum tax purposes, until the shares are sold, taxation of any increase in the value of the Common Stock from the time of grant to the time of exercise. If the optionee sells the shares prior to the expiration of the holding period set forth above, the optionee will realize ordinary compensation income in the amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. The compensation income will be added to the optionee's basis for purposes of determining the gain on the sale of the shares. Such gain will be capital gain if the shares are held as capital assets. If the application of the above-described rule would result in a loss to the optionee, the compensation income required to be recognized thereby would be limited to the excess, if any, of the amount realized on the sale over the basis of the shares sold. If an optionee disposes of shares obtained upon exercise of an ISO prior to the expiration of the holding period described above, the Company will be entitled to a deduction in the amount of the compensation income that the optionee recognizes as a result of the disposition, subject to the Company satisfying its reporting obligations.

        If an optionee is permitted to, and does, make the required payment of the Option price by delivering shares of Common Stock, the optionee generally will not recognize any gain as a result of such delivery, but the amount of gain, if any, which is not so recognized will be excluded from his basis in the new shares received. However, the use by an optionee of shares previously acquired pursuant to the exercise of an ISO to exercise an Option will be treated as a taxable disposition if the transferred shares have not been held by the optionee for the requisite holding period described above.

        If the Company delivers cash, in lieu of fractional shares, or shares of Common Stock to an employee pursuant to a cashless exercise program, the employee will recognize ordinary income equal to the cash paid and the fair market value of any shares issued as of the date of exercise. An amount equal to any such ordinary income will be deductible by the Company, provided it complies with applicable reporting requirements.

        If an optionee is permitted to, and does, exercise an ISO later than three months (one year in the event of the optionee's disability, as defined in Code Section 22(e)(3)) of the optionee's termination of employment (other than by reason of death), the optionee will recognize income, and the Company generally will be entitled to a deduction, upon exercise of the Option in accordance with the rules for NQSOs described above, provided it complies with applicable reporting requirements.

        Section 162(m) of the Code, which generally disallows a tax deduction for compensation over $1,000,000 paid to the Chief Executive Officer and certain other highly compensated employees ("covered employees") of publicly held corporations, provides that "performance-based" compensation will not be subject to the $1,000,000 deduction limitation. Because an employer is not, except in the case of a disqualifying disposition, entitled to a deduction upon the grant or exercise of an ISO in any event, this provision generally does not affect the Company's tax treatment with regard to ISOs. The compensation element of NQSOs granted by "outside directors" under a plan approved by stockholders with an exercise price equal to the fair market value of the underlying stock as of the date of grant is considered performance-based compensation, if certain requirements are met. The Plan meets such requirements and, accordingly, the compensation element of NQSOs with an exercise price equal to the fair market value of the underlying stock as of the date of grant will not be subject to the deduction limitation of Section 162(m).

        The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974 and is not required to be qualified under Section 401(a) of the Code.

        The Board of Directors recommends a vote FOR approval of the Plan Amendment.

EQUITY COMPENSATION PLAN INFORMATION (AS OF DECEMBER 31, 2003)

PLAN CATEGORY                   NUMBER OF SECURITIES TO BE   WEIGHTED-AVERAGE EXERCISE    NUMBER OF SECURITIES
                                ISSUED UPON EXERCISE OF      PRICE OF OUTSTANDING         REMAINING AVAILABLE FOR
                                OUTSTANDING OPTIONS,         OPTIONS, WARRANTS AND        FUTURE ISSUANCE UNDER
                                WARRANTS AND RIGHTS(A)       RIGHTS (B)                   EQUITY COMPENSATION PLANS
                                                                                          (EXCLUDING SECURITIES
                                                                                          REFLECTED IN COLUMN (A))
                                                                                          (C)
--------------------------------------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders          7,184,468                     $2.17                       3,270,508

Equity compensation plans not
approved by security holders          1,323,902                     $1.34                          65,110

Total                                 8,508,370                     $2.04                       3,335,618

        The following is a summary of the material provisions of the Bluefly, Inc. 2000 Plan Stock Option Plan (the "2000 Plan"), the Company's only equity compensation plan that has not been approved by our stockholders.

        Eligibility. Key employees of the Company, who are not officers or directors of the Company and its affiliates, and consultants to the Company are eligible to be granted options.

        Administration of the 2000 Plan. The Option Plan/Compensation Committee administers the 2000 Plan. The Option Plan/Compensation Committee has the full power and authority, subject to the provisions of the 2000 Plan, to designate participants, grant options and determine the terms of all options. The 2000 Plan provides that no participant may be granted options to purchase more than 1,000,000 shares of Common Stock in a fiscal year. The Option Plan/Compensation Committee is required to make adjustments with respect to options granted under the 2000 Plan in order to prevent dilution or expansion of the rights of any holder. The 2000 Plan requires that the Option Plan/Compensation Committee be composed of at least two directors.

        Amendment. The 2000 Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board of Directors, but no amendment without the approval of our stockholders shall be made if stockholder approval would be required under any law or rule of any governmental authority, stock exchange or other self-regulatory organization to which we are subject. Neither the amendment, suspension or termination of the 2000 Plan shall, without the consent of the holder of an option under the 2000 Plan, alter or impair any rights or obligations under any option theretofore granted.

        Options Issued Under 2000 Plan. The Option Plan/Compensation Committee determines the term and exercise price of each option under the 2000 Plan and the time or times at which such option may be exercised in whole or in part, and the method or methods by which, and the form or forms in which, payment of the exercise price may be paid.

        Upon the exercise of an option under the 2000 Plan, the option holder shall pay us the exercise price plus the amount of the required federal and state withholding taxes, if any. The 2000 Plan also allows participants to elect to have shares withheld upon exercise for the payment of withholding taxes.

        The unexercised portion of any option granted to a key employee under the 2000 Plan generally will be terminated (i) 30 days after the date on which the optionee's employment is terminated for any reason other than (a) Cause (as defined in the 2000 Plan), (b) retirement or mental or physical disability, or
(c) death; (ii) immediately
upon the termination of the optionee's employment for Cause; (iii) three months after the date on which the optionee's employment is terminated by reason of retirement or mental or physical disability; or (iv) (A) 12 months after the date on which the optionee's employment is terminated by reason of his death or
(B) three months after the date on which the optionee shall die if such death occurs during the three-month period following the termination of the optionee's employment by reason of retirement or mental or physical disability. The Option Plan/Compensation Committee has in the past, and may in the future, extend the period of time during which an optionee may exercise options following the termination of his or her employment.

        Under the 2000 Plan, an option generally may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option under the 2000 Plan may be exercised only by the optionee or, in certain instances, by the optionee's guardian or legal representative, if any.

                       ITEM 3. NOTE CONVERSION PROVISIONS

        As discussed above under the caption "Certain Relationships and Related Transactions," in July and October 2003, the Company issued to Soros the Convertible Promissory Notes. The aggregate principal amount of the Convertible Promissory Notes is $4.0 million, and, as of May 31, 2004, the aggregate amount accrued and unpaid interest outstanding under the Convertible Promissory Notes was $358,000.

        As a Nasdaq SmallCap Market - listed issuer, the Company is subject to the requirement that it obtain stockholder approval for any issuance of securities that represent 20% of the Common Stock or voting power outstanding before such issuance and is convertible into Common Stock at a price less than the greater of book or market value. The Convertible Notes, together with any interest that has accrued, are convertible into equity securities of the Company sold in any subsequent round of financing, at the holder's option, at a price that is equal to the lowest price per share accepted by any investor (including Soros or any of its affiliates) in such subsequent round of financing. Nasdaq takes the position that "future-priced" securities, such as the Convertible Promissory Notes, come within the coverage of the Nasdaq stockholder approval rules because the number of shares of Common Stock issuable upon conversion is not determinable. Accordingly, the Board of Directors has determined that it is advisable to submit the Note Conversion Provisions to the approval of the Company's stockholders. Pending such approval, the maximum number of shares that may be issued upon conversion of the Convertible Promissory Notes may not exceed the amount the could be acquired without stockholder approval under Nasdaq rules. Stockholder approval under Nasdaq's rules requires the vote of a simple majority of the shares present at any meeting and entitled to vote. Therefore, Soros beneficially owns sufficient shares of Voting Stock to determine the outcome of the vote with respect to the Note Conversion Provisions.

        As holder of a majority of the issued and outstanding Voting Stock, Soros has substantial influence over whether, and the terms upon which, the Company may consummate any subsequent round of financing. Moreover, Soros has historically provided the Company with much of its needed capital. Although there can be no assurance that the Company will be able to raise additional capital, the Board of Directors believes that it will be substantially more difficult to raise additional, either from Soros or a third party, in the event that the Note Conversion Provisions are not approved.

        The Board of Directors recommends a vote FOR approval of the Note Conversion Provisions.

                         INDEPENDENT PUBLIC ACCOUNTANTS

        The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP ("PwC") as independent accountants for the fiscal year ending December 31, 2004. The Company's financial statements for the 2003 fiscal year were examined and reported upon by PwC.

        A representative of PwC will be present at the meeting, will be provided the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

AUDIT FEES

        The aggregate fees billed for professional services rendered by PwC, our independent accountants, for the audit of our consolidated financial statements, including the reviews of our condensed consolidated financial statements included in its quarterly reports on Form 10-Q, for fiscal 2003 and 2002 were approximately $106,000 and $67,000, respectively.

AUDIT RELATED FEES

        Other than the fees described under the caption "Audit Fees" above, PwC did not bill any fees for services rendered to us during fiscal 2003 and 2002 for assurance and related services in connection with the audit or review of our consolidated financial statements.

TAX FEES

        PwC did not bill us for any professional services rendered to us during fiscal 2003 and 2002 for tax compliance, tax advice or tax planning.

OTHER FEES

        PwC did not bill us for any other professional services rendered during fiscal 2003 and 2002 other than those described under the caption "Audit Fees."

AUDIT COMMITTEE PRE-APPROVAL POLICIES

        Our policy is that, before PwC is engaged by us to render audit or non-audit services, the engagement is approved by the Audit Committee.

                                 OTHER BUSINESS

        The Board of Directors currently knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, or any adjournment thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                              STOCKHOLDER PROPOSALS

        The Company's bylaws provide that a stockholder who intends to present a proposal for stockholder vote at the Company's next annual meeting must give written notice to the Secretary of the Company not less than 90 days prior to the date that is one year from the date of this annual meeting. Accordingly, any such proposal must be received by the Company before April 29, 2005. The notice must contain specified information about the proposed business and the stockholder making the proposal. If a stockholder gives notice of a proposal after the deadline, the Company's proxy holders will have discretionary authority to vote on this proposal when and if raised at the next annual meeting. In addition, in order to include a stockholder proposal in the Company's proxy statement and form of proxy for the next annual meeting, such proposal must be received by the Company at its principal executive offices no later than the close of business on March 1, 2005 and must otherwise comply with the rules of the Commission for inclusion in the proxy materials.

                              COST OF SOLICITATION

        The cost of soliciting proxies in the accompanying form has been or will be borne by the Company. Directors, officers and employees of the Company may solicit proxies personally or by telephone or other means of communications. Although there is no formal agreement to do so, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse them for any attendant expenses.

        WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                        By Order of the Board of Directors,

                                        /s/ E. KENNETH SEIFF
                                        ---------------------------------------
                                        E. KENNETH SEIFF
                                        President and Chief Executive Officer

Dated: June 30, 2004